UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

_________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 31, 2007

__________________________

PC MALL, INC.

(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	000-25790	95-4518700
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

2555 West 190th Street, Suite 201

Torrance, California 90504

(Address of Principal Executive Offices) (Zip Code)

(310) 354-5600

(Registrant’s telephone number,

including area code)

(Former Name or Former Address, if Changed Since Last Report)

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 3, 2006, a purported class action lawsuit entitled Nicole Atkins, et al. v. PC Mall, Inc., et al. was filed in the Superior Court of California, Los Angeles County. The matter was thereafter submitted to arbitration before JAMS. The potential class consisted of all of current and former outbound account executives who worked for our PC Mall Sales subsidiary in California from February 3, 2002 through January 31, 2007. The lawsuit alleged that we improperly classified class members as “exempt” employees in violation of California’s wage and hour laws and that we failed to provide employees with meal and rest breaks. It asserted that these practices violated various provisions of the California Labor Code and constituted and unfair business practices. The Complaint sought unpaid overtime, statutory penalties, interest, attorneys’ fees, punitive damages, restitution and injunctive relief.

On January 31, 2007, we entered into a memorandum of understanding (the “MOU”) to settle the class action lawsuit. Under the MOU, we agreed to pay an aggregate of $1.5 million, which includes amounts to pay class members (shared proportionally among class members based on the number of verified class members and the amount of time employed during the class period), the plaintiffs’ attorneys’ fees and costs, enhanced payments for class representatives, and all funds needed for the administration of the settlement. We have the right to nullify the settlement in the event that 5% or more of the class members have opted out of the settlement. In exchange for the settlement payment, the plaintiff and all class members who do not opt out of the settlement will release us and our affiliates for all asserted and unasserted claims, known and unknown, relating to the class action. As part of the settlement, we continue to deny any liability or wrongdoing with respect to the claims made in the class action. While the settlement is subject to court or arbitrator approval, the MOU provides that it is intended to be binding and enforceable upon each the parties. If the settlement is approved by the court or arbitrator, there will be a resulting judgment that dismisses the case with prejudice against all class members who do not opt out of the settlement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC MALL, INC.

(Registrant)

Date: February 6, 2007	By:	/s/ Theodore R. Sanders
Theodore R. Sanders Chief Financial Officer

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